Exhibit 99.1

TORONTO, Nov , 2003 -- Mr. Richard Wachter, President of FirstBingo.com (OTCBB: FBGO), is pleased to announce that the Board of Directors has approved a dividend for it's common shares.

FirstBingo.com will issue three (3) additional shares of common stock for each share outstanding.

The record date for the stock dividend will be November 14, 2003.

Contact Information:

For further information please contact FirstBingo.com at (416) 281-3335 or 1 (800) 381-5272, or visit the companies website: www.firstbingo.com

A cautionary note to investors as certain information contained in this press release may be forward-looking statements and not based on historical fact. Such matters involve risk and uncertainties that may cause actual results to differ materially, including: changes in economic conditions, general competitive factors and the company's ability to execute its business model and strategic plan.